EXHIBIT 4.3

                                                                         ANNEX I
                                                                              TO
                                                   SECURITIES PURCHASE AGREEMENT



                                FORM OF DEBENTURE

NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE OR UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES ARE RESTRICTED AND MAY NOT BE OFFERED, RESOLD, PLEDGED OR TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT PURSUANT TO REGISTRATION OR EXEMPTION OR SAFE HARBOR THEREFROM.

No.    99-5                                                       US $ 1,000,000
-----------                                                          -----------

                                  DYNAGEN INC.

                   8% CONVERTIBLE DEBENTURE DUE APRIL 30, 2002

     THIS DEBENTURE is one of a duly authorized issue of up to $3,000,000 in Debentures of DYNAGEN INC., a corporation organized and existing under the laws of the State of Delaware (the "Company"), designated as its 8% Convertible Debentures. Such Debentures may be issued in series, each of which may have a different maturity date, but which otherwise have substantially similar terms.

     FOR VALUE RECEIVED, the Company promises to pay to THE ENDEAVOUR FUND S.A., the registered holder hereof (the "Holder"), the principal sum of ONE MILLION and 00/100 Dollars (US $1,000,000) on April 30, 2002 (the "Maturity Date") and to pay interest in Common Stock on the principal sum outstanding from time to time in arrears (i) prior to the Maturity Date at the Market Price of the Common Stock, semi-annually each year, (ii) upon conversion as provided herein or (iii) on the Maturity Date, at the rate of 8% per annum accruing from May 13, 1999, the date of initial issuance of this Debenture. Accrual of interest shall commence on the first such business day to occur after the date hereof and shall continue to accrue on a daily basis until payment in full of the principal sum has been made or duly provided for.

     This Debenture is subject to the following additional provisions:

     1. The Debentures are issuable in denominations of Ten Thousand Dollars (US$10,000) and integral multiples thereof. The Debentures are exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration or transfer or exchange.

     2. The Company shall be entitled to withhold from all payments of principal of, and interest on, this Debenture any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments, and Holder shall execute and deliver all required documentation in connection therewith.

     3. This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the "Act"), and other applicable state and foreign securities laws. In the event of any proposed transfer of this Debenture, the Company may require, prior to issuance of a new Debenture in the name of such other person, that it receive reasonable transfer documentation including legal opinions that the issuance of the Debenture in such other name does not and will not cause a violation of the Act or any applicable state or foreign securities laws. Prior to due presentment for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

     4. A. The Holder of this Debenture is entitled, at its option, subject to the following provisions of this Section 4, to convert all or a portion of the principal and accrued interest on this Debenture into shares of Common Stock of the Company, $0.01 par value per share ("Common Stock") at any time until the Maturity Date, at a conversion price for each share of Common Stock (the "Conversion Rate") equal to the Current Market Price (as defined below) multiplied by eighty percent (80%); provided that the principal amount being converted is the lower of (x) US $2,000 (unless if at the time of such election to convert the aggregate principal amount of all Debentures registered to the Holder is less than Two Thousand Dollars US $2,000, then the whole amount thereof) or (y) the maximum amount which the Holder can then convert pursuant to the terms of Section 4(D) hereof .

        B. For purposes of this Debenture, the following terms have the meanings indicated below:

        (i) "Market Price of the Common Stock" means (x) the closing bid price of the Common Stock for the period indicated in the relevant provision, as reported by Bloomberg, LP or, if not so reported, as reported on the over-the-counter market or (y) if the Common Stock is listed on a stock exchange, the closing price on such exchange, as reported in The Wall Street Journal.

        (ii) "Current Market Price" means the average Market Price of the Common Stock for the three (3) trading days (which need not be consecutive) selected by the Holder from the five (5) trading days ending on the trading day immediately before the relevant Conversion Date (as defined below).

        C. Conversion shall be effectuated by surrendering the Debentures to be converted to the Company's transfer agent, American Stock Transfer & Trust Co., accompanied by or preceded by facsimile or other delivery to the Company of the form of conversion notice attached hereto as Exhibit A, executed by the Holder of the Debenture evidencing such Holder's intention to convert this Debenture or a specified portion hereof, and accompanied, if required by the Company, by proper assignment hereof in blank. Subject to the provisions of Section 4(E) hereof, interest accrued or accruing from the date of issuance to the date of conversion shall, at the option of the Company, be paid in cash or Common Stock upon conversion at the Conversion Rate applicable to such conversion. No fractional shares of Common Stock or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. The date on which notice of conversion is given (the "Conversion Date") shall be deemed to be the date on which the Holder faxes or otherwise delivers the conversion notice ("Notice of Conversion"), substantially in the form annexed hereto as Exhibit A, duly executed, to the Company, provided that the Holder shall deliver to the Company's transfer agent or the Company the original Debentures being converted within five (5) business days thereafter (and if not so delivered with such time, the Conversion Date shall be the date on whic the later of the Notice of Conversion and the original Debentures being converted is received by the Company). Facsimile delivery of the Notice of Conversion shall be accepted by the Company at facsimile number (617) 354-6064, ATTN: Dhananjay Watekar. Certificates representing Common Stock upon conversion will be delivered within three (3) business days from the date the Notice of Conversion is delivered to the Company as contemplated in the first sentence of this paragraph C or the original Debenture is delivered to the Company's transfer agent or the Company.

        D. Conversion Limitation. In no event (except (i) with respect to a Mandatory Conversion or (ii) if the Company is in default under any provision of the Debentures or of any of the Transaction Agreements, as defined in the Securities Purchase Agreement to which these Debentures are issued) shall the holder be entitled to convert any Debentures to the extent that, after such conversion, the sum of (1) the number of shares of Common Stock beneficially owned by the Purchaser and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Debentures or unexercised portion of the Warrants), and (2) the number of shares of Common Stock issuable upon the conversion of the Debentures or exercise of the Warrants with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Purchaser and its affiliates of more than 9.99% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), except as otherwise provided in clause (1) of such proviso.

        E. Anything herein to the contrary notwithstanding, in the event the Company breaches the provisions of Section 7.3 or 7.4 of the Securities Purchase Agreement, the Conversion Rate shall be amended to be equal to (i) 90% of (ii) the Conversion Rate determined in accordance with the other provisions of this Debenture without regard to this Section 4(E), and the Holder may require the Company to immediately redeem the outstanding portion of this Debenture in accordance with clause (y of Section 6A hereof.

     5. All principal and interest outstanding under any Debentures not converted as of the Maturity Date, shall be automatically converted, without further action of any kind by the Company or any of its agents, employees or representatives, as of the Maturity Date at the Conversion Rate applicable on the Maturity Date ("Mandatory Conversion").

     6. A. The Holder recognizes that the Company may be limited in the number of shares of Common Stock it may issue by (i) reason of its authorized shares, or (ii) the applicable rules and regulations of the principal securities market on which the Common Stock is listed or traded (collectively, the"Cap Regulations"). Without limiting the other provisions hereof, (i) the Company will take all steps reasonably necessary to be in a position to issue shares of Common Stock on conversion of the Debentures without violating the Cap Regulations and (ii) if, despite taking such steps, the Company still can not issue such shares of Common Stock without violating the Cap Regulations, the Holder of this Debenture (to the extent the same can not be converted in compliance with the Cap Regulations (an "Unconverted Debenture"), shall have the option, exercisable in the Holder's sole and absolute discretion, to elect any one of the following remedies:

        (x) require the Company to issue shares of Common Stock in accordance with such Holder's Notice of Conversion relating to the Unconverted Debenture at a conversion purchase price equal to the average of the closing bid price per share of Common Stock for any three (3) consecutive trading days (subject to the equitable adjustments for certain events occurring during such period as provided in this Debenture) during the five (5) trading days immediately preceding the date of the Notice of Conversion; or

        (y) require the Company to redeem each Unconverted Debenture for an amount (the "Cap Redemption Amount"), payable in cash, equal to:

         V                          x                 125%

         where:

        "V" means the outstanding principal plus accrued interest through the Cap Redemption Date (as defined below) of an Unconverted Debenture;

The holder of an Unconverted Debenture may elect one of the above remedies with respect to a portion of such Unconverted Debenture and the other remedy with respect to other portions of the Unconverted Debenture.

        B. Notwithstanding any other provision hereof to the contrary, at any time prior to the Conversion Date, the Company shall have the right to redeem all or any portion of the then outstanding principal amount of the Debentures then held by the Holder in cash for an amount (the "Redemption Amount") equal to the product of (a) such outstanding principal of the Debentures plus all accrued but unpaid interest thereon through the date the Redemption Amount is paid to the Holder (the " Redemption Payment Date"), times (b) 125%.

        The Company shall give at least ten (10) business days' written notice of such redemption to the Holder (the "Notice of Redemption"). Anything in the preceding provisions of this Section 5 to the contrary notwithstanding, the Redemption Amount shall, unless otherwise agreed to in writing by the Holder after receiving the Notice of Redemption, be paid to the Holder in good funds at least five (5) but not more than ten (10) business days from the date of the Notice of Redemption, except that, with respect to any Debentures for which a Notice of Redemption is given, the Holder shall have the right, exercisable by submitting a Notice of Conversion to the Company within five (5) business days of the Holder's receipt of the Company's Notice of Redemption, to convert any or all of the Debentures sought to be redeemed (a "Redemption Notice Conversion") and the Redemption Notice Conversion shall take precedence over the redemption contemplated by the Notice of Redemption. Such Debentures shal be converted in accordance with the terms hereof. Furthermore, in the event such Redemption Amount is not timely made, any rights of the Company to redeem outstanding Debentures shall terminate, and the Notice of Redemption shall be null and void. Any redemption contemplated by this Debenture shall be made only in cash by the payment of immediately available good funds to the Holder.

     7. No recourse shall be had for the payment of the principal of, or the interest on, this Debenture, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part o the consideration for the issue hereof, expressly waived and released.

     8. If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchaser or transferee agree that the Debenture may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable. In the event of any proposed merger, consolidation or sale or transfer of all or substantially all of the assets of the Company (a "Sale"), the Holder hereof shall have the right to convert by delivering a Notice of Conversion to the Company within fifteen (15) days of receipt of notice of such Sale from the Company. In the event the Holder hereof shall elect not to convert, the Company may prepay all outstanding principal and accrued interest on this Debenture by paying the Redemption Amount contemplated by Section 5(A) hereof, less all amounts required by law to be deducted, upon which tender of payment followin such notice, the right of conversion shall terminate.

     9. If, for any reason, prior to the Conversion Date or the Redemption Payment Date, the Company spins off or otherwise divests itself of a part of its business or operations or disposes all or of a part of its assets which represents 40% of its gross assets or 40% of its gross revenue for the prior twelve months in a transaction (the "Spin Off") in which the Company does not receive compensation for such business, operations or assets, but causes securities of another entity (the "Spin Off Securities") to be issued to security holders of the Company, then the Company shall cause (i) to be reserved Spin Off Securities equal to the number thereof which would have been issued to the Holder had all of the Holder's Debentures outstanding on the record date (the "Record Date") for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (the "Outstanding Debentures") been converted as of the close of business on the trading day immediately before th Record Date (the "Reserved Spin Off Shares"), and (ii) to be issued to the Holder on the conversion of all or any of the Outstanding Debentures, such amount of the Reserved Spin Off Shares equal to (x) the Reserved Spin Off Shares multiplied by (y) a fraction, of which (I) the numerator is the principal amount of the Outstanding Debentures then being converted, and (II) the denominator is the principal amount of the Outstanding Debentures.

     10. The Holder agrees that any payments of money (and not of stock or other securities) as payment of principal and interest under this Debenture shall be subordinated in right of payment to the prior payment in full of all indebtedness of the Company for money borrowed from banks or other institutional lenders (including but not limited to Argosy Investment Partners, L.P., Sirrom Capital Corporation, and Finova Mezzanine Capital, Inc.) and their successors and assigns, whether outstanding o the date hereof or hereafter incurred, which is not by its terms subordinate and junior to or on a parity with this Debenture ("Senior Debt"). The Holder hereby designates and appoints the holders of Senior Debt as its agent and attorney-in-fact to demand, sue for, collect and receive such Senior Debt holder's ratable share of all payments of money and to file any necessary proof of claim therefor and to take all such other action in the name of the Holder as such Senior Debt holder may determine to be necessary or appropriate for the enforcement of this Section. If any payment of money shall be made to the Holder before all Senior Debt shall have been paid in full, despite or in violation of this subordination, such payment shall be held in trust for and paid and delivered ratably to the holders of Senior Debt until all Senior Debt shall have been paid in full.

     11. All payments contemplated hereby to be made "in cash" shall be made in immediately available good funds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. All payments of cash and each delivery of shares of Common Stock issuable to the Holder as contemplated hereby shall be made to the Holder at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder from time to time; except that the Holder can designate, by notice to the Company, a different delivery address for any one or more specific payments or deliveries.

     12. The Holder of the Debenture, by acceptance hereof, agrees that this Debenture is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Debenture or the Shares of Common Stock issuable upon conversion thereof except under circumstances which will not result in a violation of the Act or any applicable state Blue Sky or foreign laws or similar laws relating to the sale of securities.

     13. This Debenture shall be governed by and construed in accordance with the laws of the State of Delaware. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of Wilmington or the state courts of the State of Delaware sitting in the City of Wilmington in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the Company shall reimburse the Holder for any reasonable legal fees and disbursements incurred by the Holder in enforcement of or protection of any of its rights under any of this Debenture.

     14. The following shall constitute an "Event of Default":

        a. The Company shall default in the payment of principal or interest on this Debenture and same shall continue for a period of ten
               (10) days; or

        b. Any of the representations or warranties made by the Company herein, in the Securities Purchase Agreement, the Registration Rights Agreement or in any certificate or financial or other written statements heretofore or hereafter furnished by the Company in connection with the execution and delivery of this Debenture or the Securities Purchase Agreement shall be false or misleading in any material respect at the time made; or

        c. The Company fails to issue shares of Common Stock to the Holder or to cause its Transfer Agent to issue shares of Common Stock upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Debenture, fails to transfer or to cause its Transfer Agent to transfer any certificate for shares of Common Stock issued to the Holder upon conversion of this Debenture and when required by this Debenture or the Registration Rights Agreement, and such transfer is otherwise lawful, or fails to remove any restrictive legend or to cause its Transfer Agent to transfer on any certificate or any shares of Common Stock issued to the Holder upon conversion of this Debenture as and when required by this Debenture, the Agreement or the Registration Rights Agreement and such legend removal is otherwise lawful, and any such failure shall continue uncured for five (5) business days.

        d. The Company shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of any Debenture in this series and such failure shall continue uncured for a period of thirty (30) days after written notice from the Holder of such failure; or

        e. The Company shall fail to perform or observe, in any material respect, any covenant, term, provision, condition, agreement or obligation of the Company under the Securities Purchase Agreement or the Registration Rights Agreement and such failure shall continue uncured for a period of thirty (30) days after written notice from the Holder of such failure (other than a failure to cause the Registration Statement to become effective no later than the Required Effective Date, as defined and provided in the Registration Rights Agreement, as to which no such cure period shall apply); or

        f. The Company shall (1) admit in writing its inability to pay its debts generally as they mature; (2) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (3) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

        g. A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

        h. Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within sixty
               (60) days thereafter; or

        i. Any money judgment, writ or warrant of attachment, or similar process in excess of Two Hundred Thousand ($200,000) Dollars in the aggregate shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

        j. Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within sixty (60) days after such institution or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of or default in answering a petition filed in any such proceeding; or

        k. The Company shall have its Common Stock suspended or delisted from any exchange or the over-the-counter market from trading for in excess of five (5) consecutive trading days.

Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Debenture immediately due and payable, without presentment, demand, protest or notice of any kinds, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

     15. Nothing contained in this Debenture shall be construed as conferring upon the Holder the right to vote or to receive dividends or to consent or receive notice as a shareholder in respect of any meeting of shareholders or any rights whatsoever as a shareholder of the Company, unless and to the extent converted in accordance with the terms hereof.

     16. In the event for any reason, any payment by or act of the Company or the Holder shall result in payment of interest which would exceed the limit authorized by or be in violation of the law of the jurisdiction applicable to this Debenture, the ipso facto the obligation of the Company to pay interest or perform such act or requirement shall be reduced to the limit authorized under such law, so that in no event shall the Company be obligated to pay any such interest, perform any such act or be bound by any requirement which would result in the payment of interest in excess of the limit so authorized. In the event any payment by or act of the Company shall result in the extraction of a rate of interest in excess of a sum which is lawfully collectible as interest, then such amount (to the extent of such excess not returned to the Company) shall, without further agreement or notice between or by the Company or the Holder, be deemed applied to the payment of principal, if any, hereunder immediately upon receipt of such excess funds by the Holder, with the same force and effect as though the Company had specifically designated such sums to be so applied to principal and the Holder had agreed to accept such sums as an interest-free prepayment of this Debenture. If any part of such excess remains after the principal has been paid in full, whether by the provisions of the preceding sentences of this Section 16 or otherwise, such excess shall be deemed to be an interest-free loan from the Company to the Holder, which loan shall be payable immediately upon demand by the Company. The provisions of this Section 16 shall control every other provision of this Debenture.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated: __________________, 1999

                                   DYNAGEN INC.


                                   By:_______________________________________

                                   ------------------------------------------
                                   (Print Name)
                                   __________________________________________
                                   (Title)

                                    EXHIBIT A


                              NOTICE OF CONVERSION

   (To be Executed by the Registered Holder in order to Convert the Debenture)



     The undersigned hereby irrevocably elects to convert $ ________________ of the principal amount of the above Debenture No. ___ into Shares of Common Stock of DYNAGEN INC. (the "Company") according to the conditions hereof, as of the date written below.


Conversion Date*
___________________________________________________________

Applicable Conversion Price
___________________________________________________________


Signature
___________________________________________________________
                                    [Name]

Address:
___________________________________________________________

___________________________________________________________



* This original Debenture must be received by the Company or its transfer agent by the fifth business date following the Conversion Date.